Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(978) 745-8106, x.401

ATLANTIC TELE-NETWORK, INC.

REPORTS A 14% THIRD QUARTER 2004 EARNINGS INCREASE OVER 2003;

YEAR-TO-DATE EARNINGS RISE 12% OVER 2003 LEVELS

ST. THOMAS, U.S. VIRGIN ISLANDS (October 28, 2004) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported that earnings for the quarter ended September 30, 2004 were $3.6 million, or $0.71 per share, compared to earnings of $3.1 million, or $0.62 per share, for the quarter ended September 30, 2003, an increase of 14%. For the first nine months of 2004 earnings totaled $10.1 million or $2.01 per share, compared to earnings of $9.1 million, or $1.80 per share, for the nine months ended September 30, 2003, an increase of 12%. The Company’s third quarter 2004 earnings were also up nearly 6% from its second quarter 2004 earnings of $3.4 million or $0.67 per share.

Telephone operating revenues were $22.2 million in the third quarter, compared to $19.7 million for the third quarter of 2003, an increase of 12%. More than a third of this increase is due to an approximately $1 million settlement of amounts owed to GT&T by a large international carrier that were significantly past due. Excluding the effect of this settlement, telephone operating revenues grew by 7% in the third quarter of 2004 and international long distance revenues posted a 12% increase on a 22% increase in international traffic at GT&T. Local exchange service revenues were $8.5 million for the quarter ended September 30, 2004 and were in line with the comparable quarter of 2003. Over the past twelve months, GT&T’s cellular subscribers increased by 34% to 143,945 and wireline subscribers (access lines) increased by 10% to 98,390. The increased lines and handsets in service, as well as improved collections experience, contributed to the increase in international long distance traffic and revenues. Local exchange revenues, which are billed and paid in local currency, while growing in local currency terms, remained essentially flat in U.S. Dollar terms due to the reduced value of the Guyana dollar. Telephone operating revenues for the nine months ended September 30, 2004 increased by 9% ($5.1 million) over the comparable period of 2003 to $62.1 million largely due to a 16% ($4.9 million) increase in international long distance revenues. Without the carrier settlement, telephone operating and international long distance revenues increased 7% and 13%, respectively for the nine months ended September 30, 2004.

Income from telephone operations increased to $11.4 million in the third quarter of 2004, as compared to $8.9 million for the period ended September 30, 2003, an increase of $2.5 million or 28%. Total telephone operating expenses were $10.8 million during the three months ended September 2004, down $49,000 over the comparable period of 2003. Telephone operating expenses increased 458,000 or 6% due to the large increase in lines and cellular subscribers, despite the decline in value of the Guyana dollar. This was offset by a $371,000 or 22% decline in international long distance expenses resulting from lower average outbound termination rates and a $136,000 or 8% reduction in general and administrative expenses. The trend for the nine months ended September 30, 2004 was similar, and income from telephone operations increased by 21% to $30.0 million from $24.8 million in the comparable period of 2003.

Other operations, comprised of Choice Communications (“Choice”) and Call Home Telecom (“CHT”) in the United States Virgin Islands and Atlantic Tele-Center (“ATC”) in Guyana, reported a loss of $1.5 million for the quarter ended September 30, 2004, an increase of $128,000 over the comparable period of 2003. The increased loss from other operations was primarily due to increased expenses at Choice of $339,000 attributable to increased depreciation expense and cost of sales, reflecting Choice’s increased investment in plant and strong growth in TV subscribers. Total revenues at Choice increased by approximately $63,000 or 5% during the quarter ended September 30, 2004 led by a 35% increase in TV service revenue which was largely offset by a 14% decline in Choice’s other revenues mainly due to increased competition. In the third quarter of 2004, ATC successfully concluded a wholesale arrangement with another call center company, and we expect that this agreement will cover substantially all of the cash costs of running the call center business while it remains in place. This arrangement, combined with better expense management, contributed to $418,000 reduction in call center losses at ATC, an improvement of 68% compared to the year earlier quarter. However, the savings were partly offset by costs associated with the start-up of ATC’s Atlantic Tele-Satellite business. Operating losses at CHT increased by $171,000 during the quarter ended September 30, 2004 due to lower revenues and bad debt expense. For the nine month period ended September 30, 2004, other operations recorded a loss of $4.5 million compared to a loss of $3.5 million during the comparable period of 2003 due to increased expenses at Choice and a reduction in revenues from CHT.

Equity in the earnings of Bermuda Digital Communications (“BDC”), our cellular operator in Bermuda, was $828,000 for the three months ended September 30, 2004, a 56% increase compared to the three months ended September 30, 2003. The increase in BDC’s earnings reflects increased airtime, roaming and long distance revenues. The increase in airtime and long distance revenue partly stems from a 6% increase in cellular subscribers, as well as increased average revenue per subscriber (ARPU). BDC ended the quarter with 18,575 subscribers. BDC entered into CDMA roaming agreements with the two largest US CDMA carriers, along with certain other carriers, in late 2003 and early 2004. These arrangements drove the increase in long distance and roaming revenues, from both BDC’s subscribers traveling abroad and visitors to Bermuda. For the first nine months of this year, the Company’s equity in earnings from BDC rose by 22% to $2.0 million, compared to equity in earnings of $1.6 million for the nine months ended September 30, 2003. The lower rate of growth for the nine months reflects a weaker first quarter of 2004.

The Company recorded other expense of $114,000 during the three months ended September 30, 2004 and other income of $1.5 million during nine months ended September 30, 2004, compared to other income of $199,000 and other expense of $55,000 in the comparable periods of 2003. This improvement is partly the result of foreign exchange losses of $127,000 and $884,000 recorded during the three and nine month periods ended September 30, 2003 compared to gains of $6,000 and $968,000 during the comparable periods of 2004. In addition, during the quarter ended September 30, 2004, the Company recorded a charge of $500,000 to adjust the carrying value of certain assets to their current market value.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “We are pleased by the continued strength of GT&T’s operations, coupled with management’s tenacity in pursuing international carriers for payment in full of amounts owed to GT&T for inbound traffic. In the third quarter, GT&T also achieved a significant milestone in accepting its first subscribers on its new GSM/GPRS network, and we look forward to offering new data and roaming services to our customers in the near future. BDC, our cellular affiliate in Bermuda, also had a strong quarter and continues to roll out new technologies and services to great enthusiasm in its market. In the third quarter, BDC launched CDMA/EVDO mobile broadband data services, continuing its role as technology leader in a very demanding market.

“In other operations, we continue to take a hard look at all of these business units to see where we can improve our performance. While we had some success as a result of our cost-cutting efforts at all units, we continue to be disappointed by the rate of improvement. On the positive side, Choice continues to record strong growth in TV subscribers, despite a cut in selling expenses. We were also proud of the deal we struck at ATC with another call center company. This deal should cover our near-term costs of operating that business, while at the same time preserving and indeed expanding the jobs associated with the business in Guyana. We still believe that Guyana has some promise as a call center location, with its well educated, English-speaking workforce, its proximity to North American markets and the excellent connectivity that we can provide through GT&T.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which operates a Web-enabled outsourcing call center in Guyana and a VSAT Internet service provider focused on select Caribbean and Latin American markets.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10K annual report for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

Schedule A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three and Nine Months Ended September 30, 2004 and 2003

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Telephone operations:
Revenues:
International long-distance revenues	$12,687	$10,428	$34,629	$29,770
Local exchange service revenues	8,501	8,512	24,553	24,771
Other revenues	998	784	2,893	2,403

Total revenues from telephone operations	22,186	19,724	62,075	56,944

Expenses:
International long-distance expenses	1,294	1,665	3,930	5,441
Telephone operating expenses	7,978	7,520	23,570	21,745
General and administrative expenses	1,534	1,670	4,595	4,976

Total telephone operating expenses	10,806	10,855	32,095	32,162

Income from telephone operations	11,380	8,869	29,980	24,782

Other operations:
Revenues of other operations	1,328	1,284	3,937	3,562
Expenses of other operations	2,873	2,701	8,390	7,024

Loss from other operations	(1,545)	(1,417)	(4,453)	(3,462)

Other income (expense):
Interest expense	(77)	(73)	(180)	(245)
Interest income	134	120	369	384
Equity in earnings of Bermuda Digital Telecommunications	828	532	2,015	1,648
Other income (expense):	(171)	152	1,347	(194)

Other income (expense), net:	714	731	3,551	1,593

Income before income taxes and minority interest	10,549	8,183	29,078	22,913
Income taxes	5,903	4,219	16,066	11,605

Income before minority interest	4,646	3,964	13,012	11,308
Minority interest	(1,065)	(831)	(2,897)	(2,257)

Net income	$3,581	$3,133	$10,115	$9,051

Net income per share:
Basic	$0.71	$0.62	$2.01	$1.80

Diluted	$0.71	$0.62	$2.01	$1.80

Weighted average common stock outstanding:
Basic	5,026	5,024	5,025	5,016

Diluted	5,026	5,024	5,025	5,036

Schedule B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Periods Ended December 31, 2003, September 30, 2003 and 2004

(In Thousands, Except Subscribers and Access Line Data)

(unaudited)

Guyana Telephone & Telegraph Co., Ltd.

	As of 09/30/04	As of 09/30/03	As of 12/31/03
Access lines (fixed)	98,390	89,693	92,683

Cellular subscribers	143,945	107,807	118,658

International Long-Distance Traffic:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
International Minutes of Traffic:
Inbound	37,892	29,761	112,949	87,786
Outbound	6,787	6,848	20,256	18,781

Total International Minutes	44,679	36,609	133,205	106,567

International Minutes of Traffic Mix:
Inbound	84.8%	81.3%	84.8%	82.4%
Outbound	15.2%	18.7%	15.2%	17.6%

Total International Minutes	100.0%	100.0%	100.0%	100.0%